EXHIBIT B-1

                        SERVICE AGREEMENT

This Service Agreement (the "Service Agreement" or "Agreement") is made and entered into this ___________, 2002 by and between ____________________, its subsidiaries, affiliates and associates ("Client", and together with other associate companies that have or may in the future execute this form of Service Agreement, the "Clients") and Great Plains Energy Services Incorporated("Service Company").

                           WITNESSETH

     WHEREAS, the Securities and Exchange Commission ("SEC") has approved and authorized as meeting the requirements of Section 13(b) of the Public Utility Holding Company Act of 1935 ("Act") the organization and conduct of the business of Service Company, in accordance herewith, as a wholly-owned subsidiary service company of Great Plains Energy Incorporated ("GPE"); and

     WHEREAS, Client is an associate company of Service Company;
and

     WHEREAS, Service Company and Client have entered into this Service Agreement whereby Service Company agrees to provide and Client agrees to accept and pay for various services as provided herein at cost, with cost determined in accordance with applicable rules and regulations under the Act, which require Service Company to fairly and equitably allocate costs among all associate Clients to which it renders services.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties to this Service
Agreement covenant and agree as follows:

                      ARTICLE I - SERVICES

     SECTION 1.1 Service Company shall supply to Client, as requested by Client, consistent with the terms and conditions hereinafter set forth, such of the services described in Appendix A hereto, at such times, for such periods and in such manner as Client may from time to time request and that Service Company concludes it is able to perform. Except with respect to "Corporate Services", as defined in Article V, the Service Company shall perform only those services as are requested by the Client. Service Company shall also provide Client with such special services, in addition to those services described in Appendix A hereto, as may be requested by Client and that Service Company concludes it is able to perform.

     Notwithstanding the foregoing paragraph, no change in the type and character of the companies to be provided services, the factors for allocating costs to associate companies, or in the broad general categories of services to be rendered subject to
Section 13 of the Act, or any rule, regulation or order thereunder, shall be made unless and until the Service Company shall first have given the Securities and Exchange Commission (the "SEC") written notice of the proposed change not less than 60 days prior to the proposed effectiveness of any such change. If, upon the receipt of any such notice, the SEC shall notify the Service Company within the 60-day period that a question exists as to whether the proposed change is consistent with the

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provisions of Section 13 of the Act, or of any rule, regulation or order thereunder, then the proposed change shall not become effective unless and until the Service Company shall have filed with the SEC an appropriate declaration regarding such proposed change and the SEC shall have permitted such declaration to become effective.

     SECTION 1.2 The cost of the services described herein or contemplated to be performed hereunder shall be directly assigned, distributed or allocated by activity, project, program, work order or other appropriate basis. Subject to the terms of this Service Agreement, Client shall have the right from time to time to amend or alter any activity, project, program or work order provided that (i) any such amendment or alteration that results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by Service Company, (ii) the cost for the services covered by the activity, project, program or work order shall include any expense incurred by Service Company as a direct result of such amendment or alteration of the activity, project, program or work order, and
(iii) no amendment or alteration of an activity, project, program or work order shall release Client from liability for all costs already incurred by or contracted for by Service Company pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed.

     SECTION 1.3 Service Company shall use its best efforts to maintain a staff trained and experienced in the services described in Appendix A. If necessary, Service Company, after consultation with the Client, may also arrange for the services of nonaffiliated experts, consultants and attorneys in connection with the performance of any of the services supplied under this agreement.

                    ARTICLE II - COMPENSATION

     SECTION 2.1 As compensation for the services to be rendered hereunder, Client Company shall pay to Service Company all costs, which reasonably can be identified and related to particular services performed by Service Company for or on its behalf. The methods for assigning or allocating Service Company costs to Clients, as well as to other Clients, are set forth in Appendix B. Any charges to Client on account of the use of capital shall reflect a reasonable and efficient capital structure.

     SECTION 2.2 It is the intent of this Service Agreement that charges for services shall be distributed among Clients, to the extent possible, based upon direct assignment. The amounts remaining after direct assignment shall be allocated among the Clients using the methods identified in Appendix B. The method of assignment or allocation of cost shall be subject to review annually, or more frequently if appropriate. Such method of assignment or allocation of costs may be modified or changed by the Service Company without the necessity of an amendment to this Service Agreement; provided that, in each instance, all services rendered hereunder shall be at actual cost thereof, fairly and equitably assigned or allocated, all in accordance with the requirements of the Act and all applicable rules and orders promulgated thereunder. The Service Company shall review with the Client any proposed material change in the method of assignment or allocation of costs hereunder.

     SECTION 2.3 It is the intent of this Service Agreement that the payment for services

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rendered by Service Company to Clients under Service Agreements shall cover all the costs of its doing business (less the cost of services provided to non-clients) including, but not limited to, salaries and wages, office supplies and expenses, outside services employed, property insurance, injuries and damages, employee pensions and benefits, miscellaneous general expenses, rents, maintenance of structures and equipment, depreciation and amortization, and compensation for use of capital.

     SECTION 2.4 Labor and labor-related costs will likely be the most significant costs that Service Company incurs. Accordingly, Service Company will maintain and use a time-entry system that enables Service Company employees to accurately assign hours worked to the appropriate Accounting Codes. Time-entries will be entered as required by payroll schedules.

     SECTION 2.5 In the event disputes arise between Service Company and the Client, representatives of the Service Company and Client will attempt to resolve the issues. Unresolved disputes will be referred to the GPE Advisory Committee (comprised of the GPE executives and presidents of Clients using services provided by the Service Company) for final disposition.

     SECTION 2.6 Services provided by Service Company to the Client under this Agreement shall be evidenced by one or more Service Requests signed by both parties. Service Company and Client shall, simultaneously with the execution of this Agreement, execute Service Requests covering all services initially to be provided to the Client. Each Service Request will contain one or more accounting codes (each a "Project ID") which will be used to accumulate the costs to the Service Company of providing the services under the Service Request. A new Service Request will be executed by Service Company and Client in the event a new service category is added to Appendix A (subject, however, to the provisions of Section 1.1). A new Service Request, establishing new or different Project IDs, may be also appropriate for a project or activity falling within the categories of services contained in Appendix A. However, the cost of the activity or project may be able to be captured in an existing Service Request. The following items, among others, may be considered in determining the need for a new Service Request:

     1. No existing Service Request uses a billing methodology that is appropriate for the activity or project.
     2. No existing Service Request distributes costs to GPE, the desired Client Company or affiliates for the activity or project.
     3. The total estimated annual cost of the activity or project is greater than $100,000.
     4. There is a regulatory or corporate requirement to allocate or accumulate costs in a specific manner for an activity or project.

     SECTION 2.7    Service Company shall render a monthly
statement to Client. Payment shall be made by remittance of the amount billed within thirty (30) days of the dated of the statement or by making appropriate accounting entries on Service
Company's and Client's books. Statements submitted to the Client will contain the following information:

     -   Client Name
     -   Type of Service Provided:  Corporate or Shared

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     -   Project ID
     -   Description of Service Provided
     -   Total Amount of Charges

Detailed information such as source documents, labor hours and accounts charged are also available on Service Request detailed charge reports. This information will also be made available on hard copy reports and on-line computer report screens.

                       ARTICLE III - TERM

     This Service Agreement shall become effective as of the date first written above and shall continue in force until terminated by Service Company or Client, upon not less than one year's prior written notice to the other party. This Service Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Service Agreement may conflict with the Act or with any rule, regulation or order of the SEC or other regulatory body adopted before or after the date of this Service Agreement. Further, this Service Agreement shall be terminated with respect to any Client immediately upon such Client ceasing to be an associate company of the Service Company. The parties' obligations under this Service Agreement which by their nature are intended to continue beyond the termination or expiration of this Service Agreement shall survive such termination or expiration.

                   ARTICLE IV -SERVICE REVIEW

     SECTION 4.1 On an annual basis, the Service Company and the Client shall meet to assess the quality of services being provided pursuant to this Service Agreement and to determine the continued need therefor and shall, subject to Section 1.1, above, amend the scope of services, delete services entirely from this Service Agreement, and/or decline services which are not "Corporate Services" as defined in Article V, below, as they determine to be necessary or desirable.

     SECTION 4.2 The Internal Audit Department will conduct periodic audits of the Service Company administration and accounting processes. The audits will include examinations of Service Agreements, accounting systems, source documents, allocation methods and billings to determine if services are authorized and properly accounted for. In addition, Service Request and Service Agreement policies, operating procedures and controls will be evaluated annually.

                 ARTICLE V - CORPORATE SERVICES

     Whether or not requested by the Client, the Service Company may provide to the Client, and the Client shall pay Service Company for, "Corporate Services". Corporate Services consist of those activities and services reasonably determined to be necessary for the lawful and effective management of GPE businesses. Corporate Governance Services may include, but are not limited to, the services set forth under the heading "Corporate Governance Services" in Appendix A.

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                   ARTICLE VI - MISCELLANEOUS

     SECTION 6.1 New direct or indirect subsidiaries, affiliates or associates of GPE, which may come into existence after the effective date of this Service Agreement, may become additional Clients of Service Company and subject to a service agreement with Service Company. The parties hereto shall make such changes in the scope and character of the services to be rendered and the method of assigning, distributing or allocating costs of such services as specified in Appendix A, subject to the requirements of Section 2.1, as may become necessary to achieve a fair and equitable assignment, distribution, or allocation of Service Company costs among all Clients.

     SECTION 6.2 Service Company shall permit Client access to its accounts and records including the basis and computation of allocations.

     SECTION 6.3 Service Company and each Client shall comply with the terms and conditions of all applicable contracts managed by the Service Company for such Client Companies, including without limitation terms and conditions preserving the confidentiality and security of proprietary information of vendors.

     SECTION 6.4 No amendment, change, or modification of this Service Agreement shall be valid, unless made in writing and signed by all parties hereto.

     SECTION 6.5 Except as limited by law or order of the SEC, Client Companies, their subsidiaries, affiliates and associates may provide services described herein to other Client Companies, their subsidiaries, affiliates and associates on the same terms and conditions as set out for the Service Company.

     SECTION 6.6 The following paragraph shall apply in the event Kansas City Power & Light Company ("KCPL") is a signatory to this Service Agreement:

     Neither KCPL nor any of its affiliates, will seek to overturn, reverse, set aside, change or enjoin, whether through appeal or the initiation or maintenance of any action in any forum, a decision or order of the Commission which pertains to recovery, disallowance, deferral or ratemaking treatment of any expense, charge, cost (including cost of capital) or allocation incurred or accrued by KCPL in, or as a result of, a contract, agreement, arrangement or transaction with Service Company on the basis that such expense, charge, cost (including cost of capital) or allocation has itself been filed with or approved by the SEC or was incurred pursuant to a contract, arrangement, agreement or allocation method that was filed with or approved by the SEC.

As used in this Section, "Commission" shall be deemed to mean both the Missouri Public Service Commission and the Kansas
Corporation Commission.

                    [signature page follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this
 Service Agreement to be executed as of the date and year first above written.


CLIENT _______________    GREAT PLAINS ENERGY SERVICES INCORPORATED


By:                       By:

____________________      ____________________
Name                      Name

____________________      ____________________
Print Name and Title      Print Name and Title

____________________      ____________________
Date                      Date


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                           APPENDIX A

                DESCRIPTION OF EXPECTED SERVICES
 TO BE PROVIDED BY GREAT PLAINS ENERGY SERVICES INCORPORATED AND
              THE EXPECTED METHOD/BASIS OF BILLING


Descriptions of the expected services to be provided by Service
Company are detailed below. The descriptions are deemed to include services associated with, or related or similar to, the services contained in such descriptions.

For purposes of explanation, there are two classifications of service costs: Corporate Services and Shared Services. Each classification is described below.

There are two methods of billing Service Costs. The first is DIRECT SERVICE BILLING (DSB), where the costs can be directly assigned (i.e. charged directly to Project IDs specifically assigned to a client company). The second is INDIRECT SERVICE BILLING (ISB), where assigning the costs directly is impractical, but the service provided has an easily identifiable causative driver.

CORPORATE SERVICES

     CORPORATE SERVICES are those related to corporate governance and management and may not be refused by the Client. The allocation method for each of the Corporate Services provided, when not billed directly, is Capitalization Ratio.

       1.   CORPORATE SECRETARY

       Service Description - maintains corporate documents; prepares and files all documents necessary to maintain corporate existence for Great Plains Energy and its subsidiaries; assists, prepares and files all necessary documents with the Securities Exchange Commission; complies with listing requirements of the New York Stock Exchange; acts as a liaison between the managements of the Clients and their respective Boards of Directors.

       2.   CORPORATE ETHICS & GOVERNANCE

       Service Description - reinforces corporate values by promoting strategies that create a work climate of high ethics and respect for others.

       3.   LEGAL LIABILITY ASSESSMENT AND PUHCA

       Service Description - provides corporate liability assessment of contracts and agreements; provides legal services respecting compliance and other matters under the Public Utility Holding Company Act of 1935 ("PUHCA").

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       4.   EXECUTIVE BENEFITS
       Service Description - costs of administering supplemental benefits provided to the executives of GPE and its affiliates; includes the cost of supplemental benefits provided to the executives of Service Company.

       5.   INTERNAL AUDITS

       Service Description - identifies, reviews, and prioritizes corporate risks, controls, and governance processes.

       6.   INVESTOR RELATIONS

       Service Description - responds to investor inquiries
       (current and potential) and to the financial analyst community and monitors and maintains all GPE stock records.

       7.   CORPORATE COMMUNICATIONS

       Service Description - enhances the relations of GPE and its subsidiaries with shareholders, community, federal, state and local governments, and GPE associates through written and verbal communications.

       8.   CORPORATE FINANCE

       Service Description - recommends, coordinates and administers all financial decisions affecting GPE and its subsidiaries, including capital structure, financings, investments and dividends; manages enterprise-wide risk; assists Investor Relations in educating and updating the financial community on financial matters relating to GPE and its subsidiaries.

       9.   EXTERNAL REPORTING

       Service Description - develops and reports the Company's external financial filings which include the quarterly Financial Analysis for the Board of Directors and the SEC Form 10-Q, the annual Federal Energy Regulatory Commission (FERC) Form 1 report, the Consolidated Financial Statements and footnotes, and management's discussion and analysis for the Corporate Annual Report and filings required under the Public Utility Holding Company Act of 1935; ensures complete and adequate financial disclosure in accordance with the SEC and generally accepted accounting principles (GAAP) through authoritative knowledge, research, and communication of new exposure drafts and accounting pronouncements.

       10.  EXECUTIVE SERVICES

       Service Description - provides executive management services, service on Client boards of directors, and general administrative services.

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       11.  ENVIRONMENTAL SERVICES - (Total Billing Ratio)

       Service Description - manages, monitors, and provides guidance on ensuring continuous compliance with all environmental legislation and regulations; develops and recommends environmental programs; performs remediation; obtains required environmental permits.

       12.  CORPORATE SECURITY SERVICES - (Capitalization Ratio)

       Service Description - develops and monitors associate, physical asset, and information technology security policies and standards.

       13.  GOVERNMENTAL AFFAIRS SERVICES - (Capitalization Ratio)

       Service Description - provides legislative support and guidance on governmental matters.

       14.  COMMUNITY RELATIONS (Capitalization Ratio)

       Service Description - coordinates and monitors corporate contributions and corporate volunteer programs.

       15.  CORPORATE ACCOUNTING SERVICES (Total Billing Ratio)

       Service Description - provides guidance regarding the application of GAAP, SEC and/or FERC regulations; records all known financial transactions in the period incurred; provides and maintains accounting systems, including book and tax property systems, with adequate detail to provide sufficient reporting; allows for analysis of costs, support of asset and liability balances and preparation of tax returns; trains Client associates in the analytical tools available to analyze their costs and assist them in the understanding of the results of those analyses.

       16.  CORPORATE DEVELOPMENT AND STRATEGIC PLANNING
       (Capitalization Ratio)

       Service Description - provides resource planning and business analysis services, strategic planning, assist GPE and its subsidiary companies to develop fundamental short- and long-term business plans and actions which are consistent or complementary throughout the system; assess and adjust the decisions and direction of system companies in response to changes in the marketplace; provide consulting services related to cost reduction opportunities, strategic acquisitions and investments, and process enhancements to GPE and its subsidiaries.

       17.  TAX SERVICES - (Total Billing Ratio)

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       Service Description - manages all GPE and subsidiary tax
       issues, including research and analysis to quantify tax opportunities, the preparation and filing of all federal, state and local tax returns, and the accounting for such taxes.

       18.  CORPORATE BUDGETING - (Capitalization Ratio)

       Service Description - creates, coordinates, analyzes, and revises all capital and operating budgets for all of GPE and its subsidiaries.

       19.  INSURANCE SERVICES - (Capitalization Ratio)

       Service Description - designs, implements and administers insurance programs for GPE and its subsidiaries.

       20.  LEADERSHIP SERVICES - (Head Count Ratio)

       Service Description - identifies and develops talent throughout the organization.

       21.  DIVERSITY SERVICES - (Capitalization Ratio)

       Service Description - fosters an environment that promotes equity and fairness and encourages all associates to succeed.

       22.  ASSOCIATE SERVICES - (Head Count Ratio)

       Service Description - provides employee issue resolution services, including but not limited to the ACCESS program.

SHARED SERVICES

     Shared Services are negotiable and may be amended, deleted or declined pursuant to the terms of the Service Agreement. The expected allocation method for each of the Shared Services provided, when not billed directly, is indicated.

       1.   ASSOCIATE BENEFITS SERVICES - (Head Count Ratio)

       Service Description - develops and designs associate benefit programs and administers the programs fairly and consistently.

       2.   ASSOCIATE RELATIONS SERVICES - (Head Count Ratio)

       Service Description - negotiates union labor contracts, advises on labor contract compliance, facilitates the associate selection process (union and non-union positions), and administers skills testing.

       3.   ASSOCIATE COMPENSATION SERVICES - (Head Count Ratio)

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       Service Description - designs and administers
       compensation programs (base salary and incentive plans);
       maintains associate master information file.

       4.   ASSOCIATE COMMUNICATION SERVICES - (Head Count Ratio)

       Service Description - provides written and oral communication materials and programs for Client associates.

       5.   EMPLOYMENT INVOLVEMENT SERVICES- (Head Count Ratio)

       Service Description -facilitates associate participation in work teams, committees, task forces, future search teams, and decision making.

       6.   ASSOCIATE TRAINING SERVICES - (Capitalization Ratio)

       Service Description - develops, administers, and presents a variety of technical, job performance, and associate development skills training.

       7.   SAFETY & MEDICAL SERVICES - (Head Count Ratio)

       Service Description - provides information, education and training for associates to comply with governmental regulations and corporate policy and to provide electrical safety information to the public; provides medical services for treatment of associates sustaining work related injuries and illnesses and administers physical exams.

       8.   MAIL SERVICES - (Head Count Ratio)

       Service Description - provides mail receipt, sort and delivery service inside and outside the corporation.

       9.   DOCUMENT PROCESSING SERVICES - (Head Count Ratio)

       Service Description - provides document publishing and document distribution services and provides graphic design capabilities and design, layout and production of signage and posters.

       10.  FACILITY SERVICES - (Square Footage Ratio)

       Service Description -operates, maintains, leases and subleases facilities and maintains building grounds and equipment at acceptable and approved industry standards. To the extent that leasing or subleasing arrangements are established between Service Company and/or GPE and its subsidiaries, lease costs will include rent for space occupied and applicable services, such as operation and maintenance of structures, capital improvements, interior space planning, security and janitorial.

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       11.  LEGAL SERVICES  - (Capitalization Ratio)

       Service Description - provides client contract and procedural review and negotiation, litigation, liability assessment, financing support for bankruptcy and collection, regulatory support through representation and rule interpretation, and employment and labor relations investigations, union contracting, EEOC issues, and other associate matters.

       12.  SECURITY SERVICES - - (Square Footage Ratio)

       Service Description - provides a variety of personal and physical security services including facilities, property ingress/egress, investigations, and background checks; provides associate security awareness including workplace violence prevention, emergency planning, drug abuse, and security alerts; facilitates disaster recovery planning and drills.

       13.  PURCHASING SERVICES - (Purchase Order Ratio)

       Service Description - processes requisitions for stock and non-stock materials, labor and contractors requested by business units; negotiates material and contract labor contracts to ensure quality and delivery of product and services; disposes of obsolete assets; manages corporate procurement and travel & entertainment card programs.

       14.  OPERATIONAL AUDIT SERVICES - (Capitalization Ratio)

       Service Description - provides internal consulting services focusing on efficiency, effectiveness and economy to Clients; assists in designing control systems to manage key business risks and related business planning.

       15.  TELECOMMUNICATION SERVICES - (Head Count Ratio)

       Service Description - monitors and operates the wide area network infrastructure, voice and data networks, telephone services, and broadcast teleconferencing services.

       16.  NETWORK SERVICES - (PC Ratio)

       Service Description - provides internet, intranet, and extranet support and services, as well as web-enablement support and electronic messaging and calendaring support.

       17.  MAPPING & DRAFTING SERVICES - (Total Billing Ratio)

       Service Description - creates, revises, and maintains maps, drawings, or blueprints related to generating stations, transmission substations and systems, and the distributions systems; maintains general office structure documents.

       18.  IT SYSTEM DELIVERY SERVICES - (Total Billing Ratio)

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       Service Description - provides user system support;
       maintains computer systems by providing data fixes, ad-hoc reporting, application extensions, program fixes, interface monitoring/controls, and process exception handling; develops new computer application systems by gathering system requirements, software evaluation, software installation and coding, data conversions, system testing, system training, and system implementation.

       19.  IT SYSTEM OPERATION SERVICES - (Total Billing Ratio)

       Service Description - designs and manages local area networks; procures and supports desktop devices; manages data center; provides bill insert service; help desk support; and database hardware and software operating systems monitoring and support.

       20.  INFRASTRUCTURE SERVICES - (PC Ratio)

       Service Description - plans, designs, procures, builds and deploys, supports, troubleshoots, operates and maintains servers, middleware, and networks.

       21.  ACCOUNTS PAYABLE SERVICES - (Invoice Ratio)

       Service Description - processes vendor payments; coordinates and resolves vendor inquiries; accrues invoice sales & use tax; resolves invoice match exceptions; corrects account distribution errors; reconciles vendor statements; prepares and analyzes daily, weekly, and monthly reports; prepares required year-end reports; maintains data controls and data integrity and compliance with applicable policies and procedures; provides consultation and training.

       22.  PAYROLL SERVICES - (Head Count Ratio)

       Service Description - processes all wage and labor related payments to active associates, including the withholding and deposit of all applicable Federal, State and Local associate and employer taxes; prepares associate W-2's, maintains associate deduction selections and subsequent disbursements, provides various labor cost reporting and resolves miscellaneous information requests.

       23.  CUSTOMER BILLING SERVICES - (Total Billing Ratio)

       Service Description - produces and mails customer bills.

       24.  CASHIER SERVICES - (Total Billing Ratio)

       Service Description - processes payments and ensures proper posting to customers' accounts; handles exception items, including returned checks; handles the printing of all checks; reconciles payments to the customer information system.

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       25.  CASH MANAGEMENT SERVICES - (Capitalization Ratio)

       Service Description - manages funds including monitoring the daily cash position and movement of funds; manages liquidity including short-term borrowing and temporary investments; manages bank relationships, including compensation for banking services; forecasts cash requirements, including projections for future cash shortages and surpluses; evaluates, recommends and implements cash management system alternatives to improve available working capital.

       26.  CONTRACT MANAGEMENT SERVICES - (Total Billing Ratio)

       Service Description - negotiates and manages intra-system agreements and agreements between Clients and vendors.

       27.  ACCOUNT MANAGEMENT SERVICES - (Total Billing Ratio)

       Service Description - provides close interaction with the subsidiaries to ensure service levels (performance) are in accordance with service level agreements and anticipates service needs; resolves service level issues and manages relationships with subsidiaries; provides accountability reports to the service groups and subsidiaries.

       28.  INVOICING/CHARGE-BACK SERVICES - (Total Billing Ratio)

       Service Description - develops, recommends, and implements appropriate and efficient processes to appropriately bill clients of Service Company for the various services rendered, adhering to guidelines established by the SEC in accordance with the Public Utilities Holding Company Act of 1935; maintains and records necessary statistical information to allow the creation of Service Company billings each month; provides monthly billings to client companies on a timely basis, with adequate detail to identify the service provided and the associates providing such service.

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                           APPENDIX B

  DESCRIPTION OF BASIS TO BE USED FOR INDIRECT SERVICE BILLINGS


Below are the various Ratios to be used to bill costs when the Direct Service Billing methodology cannot be employed.

HEAD COUNT RATIO

     A ratio where the numerator is the headcount of a Client and the denominator that is the headcount of all Clients. These ratios will be revised quarterly, based on figures as of March 31, June 30, September 30 and December 31.

PURCHASE ORDER RATIO

     A ratio where the numerator is the number of purchase order lines (of selected PO types) created for the Client and the denominator that is the total combined number of purchase order lines created for all Clients. These ratios will be developed monthly, using the current month data.

INVOICE RATIO

     A ratio where the numerator is the number of voucher lines
     (of selected types of vouchers) entered for the Client and the denominator that is the total combined number of voucher lines entered for all Clients. These ratios will be developed monthly, using the current month data.

SQUARE FOOTAGE RATIO

     A ratio where the numerator is the actual square footage of a Client and the denominator is the total square footage of the shared facility. The ratio will be revised annually, based on figures as of December 31.

PC RATIO

     A ratio where the numerator is the number of personal computers assigned to a Client and the denominator is the total number of personal computers assigned to all Clients. These ratios will be revised quarterly, based on figures as of March 31, June 30, September 30 and December 31.

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TOTAL BILLING RATIO

     A ratio where the numerator is the actual expense charged to a Client by the Service Company and the denominator that is the total actual expenses charged to all Clients by the Service Company. This ratio will be revised monthly based upon prior month data.

CAPITALIZATION RATIO

     A ratio where the numerator is the total capitalization (total common stockholder's equity, preferred stock, and long-term debt) of the Service Company or Client, and the denominator that is the total combined capitalization (total common stockholder's equity, preferred stock, and long-term debt) of the Service Company and Clients. This ratio will be revised quarterly based upon figures as of March 31, June 30, September 30, and December 31.

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